Exhibit 99.1

Key Financial Measures

Q1 2023

Revenue

Revenue of $1.8 billion increased 20% from Q1 2022 demonstrating continued strong travel demand.

$1.8B

20% Y/Y
24% Y/Y (ex-FX)
117% Y/4Y

Net Income

Our first GAAP profitable Q1 with $117 million of net income—a $136 million improvement from Q1 2022.

$117M

Adjusted EBITDA*

Our highest Q1 Adjusted EBITDA ever, representing a 14% increase from Q1 2022, demonstrated the continued strength of the business and discipline in managing our cost structure.

$262M

$295M (ex-FX)
$229M Q1 2022
$(248)M Q1 2019

Free Cash Flow ("FCF")*

We generated $1.6 billion of net cash provided by operating activities and $1.6 billion of Free Cash Flow in Q1. Our TTM Free Cash Flow was a record $3.8 billion.

$1.6B

Free Cash Flow
32% Y/Y
471% Y/4Y

Key Business Metrics

Gross Booking Value ("GBV")

Strong growth in Nights and Experiences Booked drove nearly $20.4 billion of GBV in Q1 2023.

$20.4B

Nights and Experiences Booked

In Q1 2023, Nights and Experiences Booked increased 19% compared to the prior year, driven by growth in all regions.

121.1M

19% Y/Y
49% Y/4Y

Q1 2023 Shareholder Letter

We had a strong start to 2023. In Q1, Nights and Experiences Booked hit a record high with over 120 million. Revenue of $1.8 billion grew 20% year-over-year (24% ex-FX). Net income was $117 million—our first profitable Q1 on a GAAP basis. Adjusted EBITDA was $262 million while Free Cash Flow was $1.6 billion, growing 32% year-over-year. We are now twice the size as we were before the pandemic on both a GBV and revenue basis — and with considerably higher profitability and cash flow.

Looking ahead, we remain focused on our three strategic priorities:

•

Make hosting mainstream. Traveling on Airbnb is mainstream. We want hosting to be just as popular. To achieve this, we are raising awareness around hosting, making it easier to get started, and providing even better tools for Hosts. We have seen great results from our efforts. In every quarter over the last two years since we went public, we’ve seen acceleration in the year-over-year growth of our total active listings (excluding China). In Q1, total active listings grew 18% compared to the same prior year period, up from 16% in Q4 2022.

•

Perfect the core service. We want people to love our service, and that means obsessing over every detail. Millions of people have given us feedback on how to improve Airbnb. Recently, we’ve received a lot of input about rising prices. In today’s economic environment, it’s more important than ever to provide affordable stays for guests. We’ve listened. Last week, we introduced over 50 new features and upgrades as part of our 2023 Summer Release—including Airbnb Rooms, an all-new take on the original Airbnb, improved pricing tools, transparent checkout instructions, and more.

•

Expand beyond the core. We have some big ideas for where to take Airbnb next. This year, we’re building the foundation for new products and services that we plan to launch in 2024 and beyond. At the same time, while Airbnb is in over 220 countries and regions, we’re still under-penetrated in many markets. As a result, we’ve increased our focus and investments in less mature international markets and are seeing great results. Due to these efforts, Brazil and Germany have become two of our fastest growing markets and we’re excited to expand the playbook around the world.

Q1 2023 Financial Results

Here is a snapshot of our Q1 2023 results:

•

Q1 revenue of $1.8 billion was our highest first quarter ever. Revenue grew 20% year-over-year (24% ex-FX) driven by solid growth in Nights and Experiences Booked and stable Average Daily Rates (“ADR”).

•

Q1 net income of $117 million was our first profitable Q1. Net income was $117 million in Q1 2023 compared to a net loss of $19 million in Q1 2022. This increase was primarily due to our revenue growth, expense discipline and interest income. In Q1 2023, we delivered a net income margin of positive 6%, up from negative 1% in Q1 2022.

•	Q1 Adjusted EBITDA of $262 million was a record first quarter. Adjusted EBITDA in Q1 2023 increased 14% compared to $229 million in Q1 2022. This improvement in Adjusted EBITDA demonstrates the continued strength of our business and discipline in managing our cost structure. Adjusted EBITDA margin was 14% for Q1 2023, relatively stable from 15% in Q1 2022.[1]

•

Q1 Free Cash Flow of $1.6 billion was our highest ever. Q1 2023 net cash provided by operating activities was $1.6 billion, up from $1.2 billion in Q1 2022. The increase in cash flow was driven by revenue and bookings growth as well as net margin expansion. Our TTM FCF was $3.8 billion, representing a FCF margin of 44%.[2] Our TTM Free Cash Flow generation enabled us to repurchase $2 billion of our common stock over the same time period. In total, our share repurchases since the start of our buyback program in August 2022 have helped to reduce our fully diluted share count from 706 million in Q1 2022 to 697 million at the end of Q1 2023. We’re announcing today that our Board of Directors approved a new share repurchase authorization of up to $2.5 billion of our Class A common stock.

Business Highlights

Our strong quarter was driven by a number of positive business trends:

•

More guests are traveling on Airbnb than ever before. Nights and Experiences Booked grew 19% in Q1 2023 compared to a year ago. Even with continued macroeconomic uncertainties, we have seen our highest number of active bookers, demonstrating both loyalty from our returning guests and a growing base of first-time bookers. Our current backlog of nights is approximately 25% stronger than a year ago.

•

Guests are traveling overseas and returning to cities. Cross-border nights booked grew by 36% in Q1 2023 compared to a year ago. We were particularly encouraged by the continued recovery of Asia Pacific as nights booked in Q1 2023 increased over 40% year-over-year. We saw international travel from other regions to Asia Pacific increase 160% during the quarter compared to Q1 2022. In addition, cross-border nights booked to North America increased on a sequential basis, with 34% year-over-year growth in Q1 2023 relative to 31% a quarter ago. Cross-border nights booked to North America also increased on a sequential basis, with 34% year-over-year growth in Q1 2023 relative to 31% a quarter ago. In addition to the strong cross-border growth, we saw more guests return to cities. High-density urban nights booked increased by 20% in Q1 2023 compared to the same prior year period.

•

Guests are continuing to use Airbnb for longer stays. Nights from long-term stays (28 nights or longer) were 18% of total gross nights booked in Q1 2023. Over the past three years, we’ve seen new use cases emerge as guests across all regions and age groups use Airbnb for long-term stays.

•

Supply growth continued to accelerate. We grew supply 18% compared to Q1 2022.[3] We observed double-digit supply growth across all regions and market types, with the fastest growth in North America and Latin America. Urban and non-urban supply also grew 18% year-over-year.

[1,2]	A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.
[3]

In July 2022, all mainland China listings were taken down based on our decision to close the domestic business in China and instead focus on the outbound China business. As such, for comparative purposes, references to supply and supply growth exclude listings in China from prior periods.

2023 Summer Release

We’re making the most extensive set of improvements ever to the Airbnb service, based on feedback from our community.

To improve our service, we took a design-driven approach. We created a blueprint of the entire experience: including 150 screens across our app and website, 72 user policies, and every interaction with customer service. We analyzed millions of customer service calls, thousands of social media posts, and spoke to guests and hosts all over the world, prioritized the issues, and worked down the list. And on May 3, we launched our 2023 Summer Release.

As part of our release, we introduced Airbnb Rooms, an all-new take on the original Airbnb. Airbnb Rooms gets us back to the idea that started it all—back to our founding ethos of sharing. Airbnb Rooms are the one of the most affordable ways to travel, with an average price of only $67 per night. Over 80% of Airbnb Rooms are under $100 per night. Every Airbnb Room features a Host Passport, which helps guests get to know their Host before they book. In addition to Airbnb Rooms, we also introduced over 50 new features and upgrades. Here are just a few that we launched last week:

•

Total price display - Guests told us our prices aren’t transparent. In December, we rolled out the total price display as a beta. With total price display, guests can view the total price with fees, before taxes, across the entire app including in search results, price filter, maps and listing pages. It’s now available to everyone.

•

New pricing tools for Hosts - We heard from Hosts that it was too hard to use our pricing tools. To help Hosts set more competitive prices, they can now see how other Airbnbs are priced in their area - including those that are in high demand and getting booked, and those that aren’t. We also made it simpler to add discounts and promotions. We expect these changes will drive greater affordability and value for guests, and support overall bookings growth.

•

Transparent checkout instructions - Guests said checkout instructions can be a surprise when they get to their Airbnb. Now all checkout instructions can be viewed on the listing page before booking. Guests can also provide feedback on any excessive checkout tasks in the review flow, and we’ll remove listings with low ratings due to unreasonable checkout tasks.

•

More affordable monthly stays - Longer stays on Airbnb can be expensive, so we’re doing three things. First, we’re reducing fees after three months. Second, U.S. guests can pay with their bank account to save for stays of a month or more. Lastly, Hosts can easily set monthly discounts and offer more flexible cancellation policies.

•

Priority customer service on a trip - We’ve received a lot of feedback from guests about long wait times for customer service. So we created a dedicated customer service team with the goal of answering 90% of calls in English in two minutes or less.

•	Pay over time – Guests have asked for more flexibility to pay. Through a new partnership with Klarna, guests in the U.S. and Canada can now apply to pay for stays in installments.

HOW WE BUILT

Host Passport

Staying with a local is the original way to Airbnb. We made it easier to feel at home with your Host by helping you get to know them before you book.

The insight

Sharing a home with a Host is a great way to travel affordably and experience a city like a local. But 65% of prospective guests are uncomfortable staying with a stranger.*

The idea

Help make guests feel comfortable staying with a Host by getting to know them before they book. In the Host Passport, guests can learn fun facts about their Host, read reviews about their hospitality, and much more.

9:41
Where to?
Rooms
Beachfront
Camping
Trending
Mexico City, Mexico
$98 night
Werner
Superhost
59
5.0★
5
Born in the 70s
Fun fact: I lived in 6 different countries
I'm obsessed with: Creating experiences
What's for breakfast: Chilaquiles
Pets: We have two dogs, Hiro and Pasqual

Meet your Host

Every Airbnb Room listing includes a Host Passport, so guests can easily access information about who they'll be staying with.

See key details

Guests can find Host information, such as their reviews and rating, how long they've been hosting, and whether they're a Superhost.

Learn more about them

Guests can scroll through the passport to explore unique, useful details the Host has shared about themselves, like their job, the languages they speak, and other fun facts.

* Source: Airbnb Private Rooms Global Survey of 1269 prospective guests in 2023.

Results from our 2022 Winter Innovations

Airbnb Setup

In November 2022, we introduced Airbnb Setup to make it easy for millions of people to Airbnb their home. With Airbnb Setup, prospective Hosts can connect with Superhosts for free one-to-one guidance. In less than six months, Airbnb Setup generated nearly 200,000 new Host matches, contributing to a 20% increase in new Hosts seeking help from Airbnb Setup compared to Q4 2022.

Airbnb-Friendly Apartments

In November 2022, we also announced Airbnb-Friendly Apartments, a program that helps long-term renters find apartments that they can host on Airbnb part-time. We began with renters being able to browse 175 Airbnb-friendly apartment buildings in 30 U.S. markets, and in less than six months, we have more than 250 properties on the platform with many more to come. We have seen strong interest in Airbnb-Friendly apartments across the country from both individuals looking to Host and buildings looking to join the program.

Meet Lena.

9:41
17
Reviews
4.94 ★
Rating
Lena
Superhost
8
Years hosting
My work: UX designer
Fun fact: My wood furniture is homemade
For guests, I always: Share local tips
I'm obsessed with: Traveling & tennis
Pets: All my plants
Born in the 80s
My biography title: Only Vegan at Home
Speaks English, Korean
What's for breakfast: Overnight oats

Hackney, with a side of kimchi

When Lena moved from Seattle to London in 2014, she found herself starting a new life from scratch. Making Korean dishes for guests in her Hackney loft became a foundation.

"Being away from home can be tough, but preparing and eating traditional dishes reminds me of home. Plus, who doesn't love dumplings and kimchi pancakes?"

It turns out that Lena's cooking also makes guests feel so at home that several have even moved to London after their stay. Such was the case with her guest Angela, who left NYC to live in Hackney shortly after staying with Lena a few years ago.

"Since then we've been besties," she laughs.

With Host Passport, get to know your Host before staying with them.

Q1 2023 Business and Financial Performance

Q1 2023

121.1M	$20.4B

Nights & Experiences Booked	Gross Booking Value
19% Y/Y	19% Y/Y
49% Y/4Y	22% Y/Y (ex-FX)
105% Y/4Y

Q1 2023

During Q1 2023, we had 121 million Nights and Experiences Booked—our highest quarter ever. While we saw strong growth across all regions compared to Q1 2022, Asia Pacific once again increased the most with 48% growth. The combination of the increase in Nights and Experiences Booked, and sustained elevated ADR, drove another quarter of strong GBV growth. In Q1 2023, GBV was $20.4 billion, representing a year-over-year increase of 19% (22% ex-FX).

Geographic mix

In Q1 2023, we saw continued strength in all regions relative to the same period in 2022. Q1 2023 regional highlights include:

•

In Q1 2023, we saw stable growth in North American Nights and Experiences Booked compared to the prior quarter. During Q1 2023, revenue earned in the U.S. increased 13% from Q1 2022 and represented 48% of total global revenue. The majority of travel in North America, both pre-pandemic and now, is domestic. We saw cross-border Nights and Experiences Booked to North America accelerate on a sequential basis with approximately 34% year-over-year growth in Q1 2023 as compared to 31% in Q4 2022.

•	In EMEA, Nights and Experiences Booked grew 21% compared to Q1 2022 while ADR grew 8%year-over-year, which was the highest increase in ADR across our geographies.

•

In Latin America, Nights and Experiences Booked were 22% higher than Q1 2022, with continued resilience in certain countries, such as Mexico and Brazil. When compared to pre-pandemic periods (Q1 2019), Latin America has been the fastest growing region with Nights and Experiences Booked more than doubling.

•

In Asia Pacific, Nights and Experiences Booked saw the most significant year-over-year growth as travel continues to recover in the region. This region has historically been reliant on cross-border travel. While still down compared to pre-pandemic periods, we have seen continued sequential recovery in the region, with 48% growth in Nights and Experiences Booked in Q1 2023 compared to a year ago. We are encouraged by China’s recent lifting of its travel restrictions even though we anticipate the outbound recovery to be gradual due to challenges with limited flight capacities.

Airbnb’s International Expansion

Airbnb is in over 220 countries and regions, and yet, we recognize that there is still a significant opportunity for growth in less mature markets. We have prioritized a number of markets and have been investing behind our brand to drive awareness and consideration. Based on our efforts, we are seeing great results. For example, Brazil and Germany have become two of our fastest growing markets. Brazil and Germany grew gross nights booked on an origin basis by 114% and 70% in Q1 2023, respectively, compared to the same pre-pandemic period in 2019. We are excited to continue this expansion across other destinations.

Travel corridors and distance

While domestic and short-distance travel continued to be strong, we saw even further improvement in both longer-distance and cross-border travel during Q1 2023 compared to the prior year. In Q1 2023, guests traveling more than 3,000 miles increased nearly 50% compared to Q1 2022 and cross-border represented 45% of total gross nights booked, up from 39% in Q1 2022, but still below 51% in Q1 2019.

Urban destinations

Consistent with recent quarters, we continue to see signs of travelers returning to cities (historically one of the strongest areas of our business). Gross nights booked in high-density urban areas represented 48% of our gross nights booked in Q1 2023, up from 46% in Q1 2022, but still below 58% in Q1 2019.

Trip length

During Q1 2023, long-term stays of 28 days or more accounted for 18% of gross nights booked, a decrease from 21% in Q4 2022 as growth in short-term stays accelerated relative to growth in long-term stays. For Q2 2023, we anticipate long-term stays to approximate the levels seen in Q1 2023. Overall, approximately 45% of gross nights booked in Q1 2023 were from stays of at least seven nights.

Average daily rates

ADR was $168 in Q1 2023, flat compared to Q1 2022. Excluding the impact of FX, ADR in Q1 2023 increased 3% from Q1 2022. ADR remained stable on a year-over-year basis as price appreciation was offset by the impact of foreign exchange, willingness to pay, and mix shift into urban and other types of bookings, which tend to carry lower ADR. On an FX-neutral basis, Q1 2023 ADR was flat to up across all regions year-over-year.

Supply

Active listings grew 18% in Q1 2023 compared to a year ago, in-line with global demand and accelerating relative to Q4 2022.4 We saw growth in supply across all market types in Q1 2023 compared to a year ago, including both non-urban and urban supply. We also saw an increase in supply across all regions in Q1 2023 compared to Q1 2022, with the highest growth rates in North America and Latin America. Overall, our supply base remains highly distributed and the number of individual Hosts on our platform continues to grow. Approximately 90% of our Hosts are individual Hosts, and they comprised the majority of both active listings and Nights and Experiences Booked in Q1 2023.

[4]

In July 2022, all mainland China listings were taken down based on our decision to close the domestic business in China and instead focus on the outbound China business. As such, for comparative purposes, references to supply and supply growth exclude listings in China from prior periods.

Q1 2023

$1.8B	$117M	$262M

Revenue	Net Income	Adjusted EBITDA
20% Y/Y	$151M ex-FX	$295M ex-FX
24% Y/Y (ex-FX)	$(19)M Q1 2022	$229M Q1 2022
117% Y/4Y	$(292)M Q1 2019	$(248)M Q1 2019

$1.6B	$1.6B

Net Cash Provided by	Free Cash Flow
Operating Activities	32% Y/Y
32% Y/Y	471% Y/4Y
405% Y/4Y

In Q1 2023, revenue was $1.8 billion, representing a year-over-year increase of 20% (24% ex-FX). The increase in revenue was driven by the strong growth in Nights and Experiences Booked and stable ADR. In Q1 2023, approximately 46% of our GAAP revenue was denominated in non-USD currencies, while a minority of our total costs and expenses were denominated in non-USD currencies.

Operating expenses in Q1 2023 included the impact of $240 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. Total costs and expenses (excluding the impact of stock-based compensation) increased roughly in line year-over-year with revenue demonstrating continued cost control.

Net income in Q1 2023 was $117 million, a significant increase compared with a net loss of $19 million in Q1 2022, primarily driven by substantially higher revenue and interest income. Relative to Q1 2022, net profit margin increased 7 percentage points (from negative 1% in Q1 2022 to positive 6% in Q1 2023).

Adjusted EBITDA for Q1 2023 was $262 million, an improvement compared to Adjusted EBITDA of $229 million in Q1 2022.5 Our Q1 2023 Adjusted EBITDA demonstrated the continued strength of our revenue recovery and strong ADRs, coupled with our disciplined spending. Relative to Q1 2022, Adjusted EBITDA margin decreased 1 percentage point (from 15% in Q1 2022 to 14% in Q1 2023). As shared in our Q1 2023 outlook, our Adjusted EBITDA margin for the first quarter of 2023 was slightly down on a year-over-year basis due to changes in timing of our brand spend.

In 2023, we have pulled forward the timing of marketing spend to be more heavily weighted in the first half of the year as compared to 2022. In addition, we are increasing our brand marketing investment in more countries around the world. We believe spending earlier in the year helps to support the peak summer travel season. We continue to see great results from our brand marketing and high ROIs on our performance marketing.

[5]	A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Revenue ($M)

Q1 2023 revenue of $1.8 billion grew 20% year-over-year, while revenue ex-FX of $1.9 billion grew 24%.

$2,000M
$1,500M
$1,000M
$500M
$0M
30%
$839
70%
$1,509
20%
$1,818
Q1 2019
Q1 2022
Q1 2023
Y/Y Change

Quarterly Net Income (Loss) ($M)

We had our first profitable Q1 in 2023 with $117 million of net income.

$300M
$150M
$0M
$(150)M
$(300)M
$(292)
(35)%
$(19)
(1)%
6%
$117
Q1 2019
Q1 2022
Q1 2023
Net income (loss)
% of revenue

Quarterly Adjusted EBITDA ($M)

Q1 2023 Adjusted EBITDA of $262 million demonstrated the continued strength of the business and cost discipline.

$300M
$150M
$0M
$(150)M
$(300)M
$(248)
(30)%
15%
$229
14%
$262
Q1 2019
Q1 2022
Q1 2023
Adjusted EBITDA
% of revenue

Quarterly Net Cash Provided by Operating Activities ($M)

Q1 2023 cash provided by operating activities was $1.6 billion.

$2,000M
$1,500M
$1,000M
$500M
$0M
37%
$314
80%
$1,202
87%
$1,587
Q1 2019
Q1 2022
Q1 2023
Net cash provided by operating activities
% of revenue

Quarterly Free Cash Flow ($M)

We generated $1.6 billion of Free Cash Flow.

$2,000M
$1,500M
$1,000M
$500M
$0M
33%
$277
79%
$1,196
87%
$1,581
Q1 2019
Q1 2022
Q1 2023
Free Cash Flow
% of revenue

TTM Free Cash Flow ($M)

We generated $3.8 billion of TTM Free Cash Flow.

$4,000M
$3,000M
$2,000M
$1,000M
$0M
13%
$495
44%
$2,885
44%
$3,790
Q1 2019
Q1 2022
Q1 2023
TTM Free Cash Flow
% of TTM revenue

Balance Sheet and Cash Flows

For the three months ended March 31, 2023, we reported $1.6 billion of net cash provided by operating activities and $1.6 billion of FCF, compared to $1.2 billion and $1.2 billion, respectively, for the three months ended March 31, 2022.6 The year-over-year increase in FCF was driven by revenue and bookings growth as well as net margin expansion.

Due to seasonality, first quarter cash flow typically benefits from unearned fees that are generated by bookings in the quarter, but are not recognized as revenue until future periods. Unearned fees totaled $2.2 billion at the end of Q1 2023, compared to $1.2 billion at the end of Q4 2022 and $1.7 billion at the end of Q1 2022.

As of March 31, 2023, we had $10.6 billion of cash, cash equivalents, short-term investments, and restricted cash. We also had $7.8 billion of funds held on behalf of guests as of March 31, 2023.

During Q1 2023, we repurchased $0.5 billion of common stock under the current authorization. The share repurchase program has enabled us to offset dilution from our employee stock programs.

We are announcing today that our Board of Directors approved a new share repurchase authorization of up to $2.5 billion of our Class A common stock. The share repurchase program will enable us to continue to offset dilution from our employee stock programs.

Outlook

We are looking forward to another strong summer travel season. We expect to deliver revenue of $2.35 billion to $2.45 billion in Q2 2023. This represents year-over-year growth of between 12% and 16%. We anticipate that our implied take rate (defined as revenue divided by GBV) in Q2 2023 will be above Q2 2022.

Nights and Experiences Booked will have unfavorable year-over-year comparisons in Q2 2023 as we overlap pent-up 2022 demand following the COVID Omicron variant. We expect year-over-year growth in Nights and Experiences Booked in Q2 2023 to be lower than our revenue growth during the quarter. Although ADR continues to demonstrate greater than expected resilience, particularly in EMEA and North America, we anticipate a slightly lower ADR in Q2 2023 than Q2 2022 driven by mix shifts and the introduction of new Host pricing tools as part of our 2023 Summer Release.

In Q2 2023, we expect Adjusted EBITDA to be similar to Adjusted EBITDA in Q2 2022 on a nominal basis, but lower on a margin basis. This anticipated year-over-year decline in Adjusted EBITDA margin is primarily driven by changes in the expected timing of our marketing spend relative to the prior year. Compared to Q2 2022, we expect that Sales and Marketing expense in Q2 2023 will be approximately 400 basis points higher as a percent of revenue as we deploy marketing earlier in the year than last year. We continue to anticipate a full year Adjusted EBITDA margin that is broadly in-line with full-year 2022.

[6]	A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Earnings Webcast

Airbnb will host an audio webcast to discuss its first quarter results at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, May 9, 2023. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting https://conferencingportals.com/event/ fpwMcjDU. After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available on the Airbnb Investor Relations website. A telephonic replay will be also available for three weeks following the call at (800) 770-2030 using conference ID: 24053.

Investor Relations Contact:

ir@airbnb.com

Press Contact:

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home, and has since grown to over 4 million Hosts who have welcomed 1.4 billion guest arrivals in almost every country across the globe. Every day, Hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the second quarter of 2023 and the fiscal year 2023; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in active listings and expectations of sufficient additional supply of listings to meet demand; the Company’s expectations regarding cross-border travel; the impact of the lifting of travel restrictions; the Company’s expectation of attracting and retaining more Hosts; the growth of active listings in cities; the Company’s expectations regarding long-term and short-term stays through its platform; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, Adjusted EBITDA margin, and Sales and Marketing expense; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the Company’s share repurchase program; the Company’s expectations regarding the Company’s 2023 Summer Release; expectations for product and services growth and enhancements; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,”

“will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”), net income ex-FX, and Adjusted EBITDA ex-FX.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price;

•

Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue.

In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, net income (loss), Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period.

Share Repurchases

Share repurchases under our share repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion.

Quarterly Summary

	2019								2022								2023
	Q1		Q2		Q3		Q4		Q1		Q2		Q3		Q4		Q1
Nights and Experiences Booked	81.3	M	83.9	M	85.9	M	75.8	M	102.1	M	103.7	M	99.7	M	88.2	M	121.1	M
Y/Y									59%		25%		25%		20%		19%
Y/2019									26%		24%		16%		16%		49%
Gross Booking Value	$10.0	B	$9.8	B	$9.7	B	$8.5	B	$17.2	B	$17.0	B	$15.6	B	$13.5	B	$20.4	B
Y/Y									67%		27%		31%		20%		19%
Y/2019									73%		73%		62%		58%		105%
Gross Booking Value per Night and Experience Booked (or ADR)	$122.36		$117.14		$112.39		$112.63		$168.07		$163.74		$156.44		$152.81		$168.43
Y/Y									5%		1%		5%		(1)%		0%
Y/2019									37%		40%		39%		36%		38%
Revenue	$839	M	$1,214	M	$1,646	M	$1,107	M	$1,509	M	$2,104	M	$2,884	M	$1,902	M	$1,818	M
Y/Y	31%		34%		30%		32%		70%		58%		29%		24%		20%
FX Neutral Y/Y									74%		64%		36%		31%		24%
Y/2019									80%		73%		75%		72%		117%
Net income (loss)	$(292	)M	$(297	)M	$267	M	$(352	)M	$(19	)M	$379	M	$1,214	M	$319	M	$117	M
Adjusted EBITDA	$(248	)M	$(43	)M	$314	M	$(276	)M	$229	M	$711	M	$1,457	M	$506	M	$262	M
Net cash provided by (used in) operating activities	$314	M	$152	M	$(42	)M	$(191	)M	$1,202	M	$800	M	$966	M	$463	M	$1,587	M
Free Cash Flow	$277	M	$121	M	$(74	)M	$(217	)M	$1,196	M	$795	M	$960	M	$455	M	$1,581	M
TTM Net cash provided by operating activities	$590	M					$233	M	$2,908	M					$3,430	M	$3,815	M
TTM Free Cash Flow	$495	M					$107	M	$2,885	M					$3,405	M	$3,790	M

	2019								2022								2023
	Mar 31		Jun 30		Sept 30		Dec 31		Mar 31		Jun 30		Sept 30		Dec 31		Mar 31
Cash and other liquid assets (1)	$3,480	M	$3,407	M	$3,350	M	$3,084	M	$9,337	M	$9,910	M	$9,629	M	$9,639	M	$10,624	M
Funds receivable and amounts held on behalf of customers	$3,800	M	$4,432	M	$2,919	M	$3,145	M	$6,105	M	$7,466	M	$4,805	M	$4,783	M	$7,760	M
Unearned fees	$966	M	$1,050	M	$665	M	$675	M	$1,748	M	$1,981	M	$1,220	M	$1,182	M	$2,172	M

[1]	Includes cash and cash equivalents, restricted cash, and short-term investments.

Condensed Consolidated Statements of Operations

Unaudited (in millions, except per share amounts)

	Three Months Ended March 31
	2022	2023
Revenue	$1,509	$1,818
Costs and expenses:
Cost of revenue	363	428
Operations and support (1)	233	282
Product development (1)	363	420
Sales and marketing (1)	345	450
General and administrative (1)	210	243

Total costs and expenses	1,514	1,823

Loss from operations	(5)	(5)
Interest income	5	146
Interest expense	(6)	(4)
Other expense, net	(2)	(7)

Income (loss) before income taxes	(8)	130
Provision for income taxes	11	13

Net income (loss)	$(19)	$117

Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$(0.03)	$0.18

Diluted	$(0.03)	$0.18

Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	635	634

Diluted	635	670

(1)	Includes stock-based compensation expense as follows (in millions):

	Three Months Ended March 31
	2022	2023
Operations and support	$12	$15
Product development	118	149
Sales and marketing	21	28
General and administrative	44	48

Stock-based compensation expense	$195	$240

Condensed Consolidated Balance Sheets

Unaudited (in millions)

	December 31, 2022	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$7,378	$8,166
Short-term investments	2,244	2,428
Funds receivable and amounts held on behalf of customers	4,783	7,760
Prepaids and other current assets	456	515

Total current assets	14,861	18,869
Property and equipment, net	121	122
Operating lease right-of-use assets	138	138
Goodwill and intangible assets, net	684	682
Other assets, noncurrent	234	207

Total assets	$16,038	$20,018

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$137	$161
Accrued expenses and other current liabilities	1,876	2,119
Funds payable and amounts payable to customers	4,783	7,760
Unearned fees	1,182	2,172

Total current liabilities	7,978	12,212
Long-term debt	1,987	1,988
Operating lease liabilities, noncurrent	295	300
Other liabilities, noncurrent	218	227

Total liabilities	10,478	14,727

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	11,557	11,662
Accumulated other comprehensive loss	(32)	(30)
Accumulated deficit	(5,965)	(6,341)

Total stockholders’ equity	5,560	5,291

Total liabilities and stockholders’ equity	$16,038	$20,018

Condensed Consolidated Statements of Cash Flows

Unaudited (in millions)

	Three Months Ended March 31
	2022	2023
Cash flows from operating activities:
Net income (loss)	$(19)	$117
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	29	11
Stock-based compensation expense	195	240
Foreign exchange (gain) loss	15	(17)
Other, net	29	29
Changes in operating assets and liabilities:
Prepaids and other assets	(19)	(31)
Operating lease right-of-use assets	9	(1)
Accounts payable	10	24
Accrued expenses and other liabilities	109	226
Unearned fees	844	989

Net cash provided by operating activities	1,202	1,587

Cash flows from investing activities:
Purchases of property and equipment	(6)	(6)
Purchases of short-term investments	(928)	(1,094)
Sales and maturities of short-term investments	740	917
Other investing activities, net	(3)	—

Net cash used in investing activities	(197)	(183)

Cash flows from financing activities:
Taxes paid related to net share settlement of equity awards	(205)	(151)
Proceeds from exercise of stock options	12	17
Repurchases of common stock	—	(493)
Change in funds payable and amounts payable to customers	2,397	2,913

Net cash provided by financing activities	2,204	2,286

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3	79

Net increase in cash, cash equivalents, and restricted cash	3,212	3,769
Cash, cash equivalents, and restricted cash, beginning of period	9,727	12,103

Cash, cash equivalents, and restricted cash, end of period	$12,939	$15,872

Key Business Metrics

	Three Months Ended March 31
	2022		2023
Nights and Experiences Booked	102.1	M	121.1	M
Gross Booking Value	$17.2	B	$20.4	B

We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions, except percentages)

	Three Months Ended
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31
	2019	2019	2019	2019	2022	2022	2022	2022	2023
Revenue	$839	$1,214	$1,646	$1,107	$1,509	$2,104	$2,884	$1,902	$1,818
Net income (loss)	$(292)	$(297)	$266	$(351)	$(19)	$379	$1,214	$319	$117
Adjusted to exclude the following:
Provision for income taxes	13	226	14	10	11	4	56	25	13
Other (income) expense, net	(7)	(6)	(29)	28	2	(2)	(13)	(12)	7
Interest expense	2	2	3	3	6	7	6	5	4
Interest income	(22)	(25)	(21)	(18)	(5)	(20)	(58)	(103)	(146)
Depreciation and amortization	21	24	31	38	29	26	13	13	11
Stock-based compensation expense (1)	14	18	40	25	195	247	234	254	240
Acquisition-related impacts	—	—	—	—	11	(22)	1	(2)	12
Net changes in lodging tax reserves	23	16	9	(11)	(1)	3	4	7	4
Restructuring charges	—	—	—	—	—	89	—	—	—

Adjusted EBITDA	$(248)	$(42)	$313	$(276)	$229	$711	$1,457	$506	$262

Net income (loss) margin	(35)%	(24)%	16%	(32)%	(1)%	18%	42%	17%	6%
Adjusted EBITDA margin	(30)%	(4)%	19%	(25)%	15%	34%	51%	27%	14%

[1]	Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31
	2019	2019	2019	2019	2022	2022	2022	2022	2023
Revenue	$839	$1,214	$1,646	$1,107	$1,509	$2,104	$2,884	$1,902	$1,818
TTM Revenue	$3,848	$4,158	$4,539	$4,805	$6,614	$7,383	$8,029	$8,399	$8,708
Net cash provided by (used in) operating activities	$314	$152	$(42)	$(191)	$1,202	$800	$965	$463	$1,587
Purchases of property and equipment	(37)	(31)	(32)	(26)	(6)	(5)	(6)	(8)	(6)

Free Cash Flow	$277	$121	$(74)	$(217)	$1,196	$795	$959	$455	$1,581

Net cash provided by (used in) operating activities margin	37%	12%	(3)%	(17)%	80%	38%	33%	24%	87%
Free Cash Flow margin	33%	10%	(4)%	(20)%	79%	38%	33%	24%	87%
TTM Net cash provided by operating activities	$590			$233	$2,908			$3,430	$3,815
TTM Free Cash Flow	$495			$107	$2,885			$3,405	$3,790
TTM Net cash provided by operating activities margin	15%			5%	44%			41%	44%
TTM Free Cash Flow margin	13%			2%	44%			41%	44%
Other cash flow components:
Net cash provided by (used in) investing activities	$42	$(110)	$18	$(297)	$(197)	$368	$(56)	$(143)	$(183)
Net cash provided by (used in) financing activities	$1,480	$625	$(1,425)	$165	$2,204	$1,446	$(3,574)	$(765)	$2,286

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in millions)

	Three Months Ended March 31
	2022	2023
Operations and support	$233	$282
Less: Stock-based compensation	(12)	(15)

Operations and support excluding stock-based compensation	$221	$267

Product development	$363	$420
Less: Stock-based compensation	(118)	(149)

Product development excluding stock-based compensation	$245	$271

Sales and marketing	$345	$450
Less: Stock-based compensation	(21)	(28)
Less: Acquisition-related impacts	(11)	(12)

Sales and marketing excluding stock-based compensation and acquisition- related impacts	$313	$410

General and administrative	$210	$243
Less: Stock-based compensation	(44)	(48)

General and administrative excluding stock-based compensation	$166	$195